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Type:    EX-11             Net Income Per Share

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUSIDIARIES
NET INCOME PER SHARE                                                EXHIBIT 11.1
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                                                 THIRTEEN WEEKS ENDED
                                                 --------------------
                                                 April 29,     May 1,
                                                   2000         1999
                                                  ----         ----
Net income                                      $ 2,403,515   $ 2,872,569
                                                ===========   ===========
Weighted average shares outstanding-basic        22,223,443    20,169,200

Dilutive effect of stock options                    193,987       143,457
                                                -----------   -----------
Weighted average shares outstanding-diluted      20,417,430    20,312,657
                                                ===========   ===========
Net income per share-basic                    $        0.11   $      0.14
                                                ===========   ===========
Net income per share-diluted                  $        0.11   $      0.14
                                                ===========   ===========
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